UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 10, 2013

Immune Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51290	52-1841431
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 Old Saw Mill River Rd., Tarrytown, New York		10591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-606-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2013, Herve de Kergrohen, MD and Pierre Albouy resigned as members of Immune's board of directors, effective immediately. Their resignations were not due to any disagreement with management.

On October 10, 2013, Mr. Daniel Kazado and Dr. Rene Lerer were appointed to Immune's board of directors. Mr. Kazado was designated as a member of Immune's nominating and corporate governance committee. Dr. Lerer was designated as a member of Immune's audit Committee, nominating and corporate governance committee and compensation committee. Dr. Lerer will serve as chairman of Immune's nominating and corporate governance committee.

On October 10, 2013, Immune’s board of directors adopted a compensation policy for its non-employee directors. This policy provides for the following cash compensation to Immune's non-employee directors:

• each non-employee director will receive an annual base fee of $40,000;
• in addition to the $40,000 annual base fee, the chairman of the audit committee, compensation committee and research & development committee will receive an additional annual fee of $20,000; and
• the vice chairman will receive an additional annual base fee of $20,000.

This policy also provided for the following equity compensation to Immune’s non-employee directors:

• each non-employee director received an option grant to purchase 50,000 shares of Immune's common stock at an exercise price of $2.50 that vested immediately; and
• each non-employee director received an option grant to purchase 50,000 shares of Immune's common stock at an exercise price of $2.50 that vests quarterly over the next three years.

All fees under the director compensation policy will be paid on a quarterly basis and no per meeting fees will be paid. Immune will also reimburse non-employee directors for reasonable expenses incurred in connection with attending board and committee meetings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immune Pharmaceuticals Inc.

October 17, 2013	By:	/s/ Robert W. Cook

Name: Robert W. Cook
Title: Chief Financial Officer